EXHIBIT 99.1

Tootsie Roll Industries, Inc.
7401 South Cicero Avenue
Chicago, IL  60629
Phone 773/838-3400
Fax   773/838-3534

Press Release

STOCK TRADED:  NYSE			FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR			Tuesday, February 11, 2014



CHICAGO, ILLINOIS - February 11, 2014 - Melvin J. Gordon,
Chairman, Tootsie Roll Industries, Inc., reported fourth quarter and twelve months 2012 net sales and net earnings.

Fourth quarter 2013 net sales were $135,553,000 compared to $127,792,000 in fourth quarter 2012, an increase of $7,761,000 or 6%. Fourth quarter 2013 net earnings were $17,368,000 compared to $12,796,000 in fourth quarter 2012, and net earnings per share were $.29 and $.21 in fourth quarter 2013 and 2012, respectively, an increase of $.08 per share or 38%.

Twelve months 2013 net sales were $539,627,000 compared to $545,985,000 in twelve months 2012. Twelve months 2013 net earnings were $60,849,000 compared to $52,004,000 in twelve months 2012, and net earnings per share were $1.02 and $.86 in twelve months 2013 and 2012, respectively, an increase of $.16 per share or 19%.

Mr. Gordon said, "Net earnings for the year were positively impacted by more favorable ingredient costs. Although certain key ingredient costs were higher in 2013, our overall comparative ingredient costs are more favorable this year and we are continuing to make progress on restoring our margins to their historical levels before the increases in commodity and other input costs in recent years.

Fourth quarter and full year 2013 results also benefitted from plant efficiencies driven by capital investments, a gain on the sale of a marketable security and a lower effective income tax rate. Fourth quarter also benefitted from higher sales, although sales for the full year declined slightly.

The Company's fourth quarter and twelve months 2013 net earnings per share also benefited from common stock purchases in the open market resulting in fewer shares outstanding."


















                     TOOTSIE ROLL INDUSTRIES, INC.
               CONSOLIDATED SUMMARY OF SALES & EARNINGS
                        FOR THE PERIODS ENDED
                       DECEMBER 31, 2013 & 2012

                                             FOURTH QUARTER ENDED
                                            2013              2012

Net Product Sales                      $ 135,553,000     $ 127,792,000

Net Earnings                           $  17,368,000     $  12,796,000

Net Earnings Per Share   *                 $ .29             $ .21

Average Shares Outstanding *              59,396,000        60,061,000


                                               TWELVE MONTHS ENDED
                                            2013              2012

Net Product Sales                      $ 539,627,000     $ 545,985,000

Net Earnings                           $  60,849,000      $ 52,004,000

Net Earnings Per Share   *                 $1.02             $ .86

Average Shares Outstanding *              59,634,000        60,484,000



  *Based on average shares outstanding adjusted for 3% stock dividends distributed April 5, 2013 and April 5, 2012.